FORM OF

SUBCONTRACT FOR

FUND ADMINISTRATIVE SERVICES

This Subcontract, dated as of September 17, 2019, is between Franklin Advisers, Inc. (the “Investment Manager”), and Franklin Templeton Services, LLC (the “Administrator”).

In consideration of the mutual agreements herein made, the parties hereby agree as follows:

            Section 1.        Prime Contract.  This Subcontract is made in order to assist the Investment Manager in fulfilling certain of the Investment Manager’s obligations under the investment management agreement (“IM Agreement”) between the Investment Manager and Franklin Templeton ETF Trust (the “Trust”), on behalf of Franklin Liberty Core U.S. Bond ETF (the “Fund”).

            Section 2.        Appointment.  The Investment Manager hereby appoints the Administrator to provide or procure, as applicable, for the Fund the administrative and other services described in Section 3 of this Subcontract for the period and on the terms set forth in this Subcontract, as may be supplemented from time to time. The Administrator accepts such appointment and agrees during such period to render or procure, as applicable, the services herein set forth for the compensation provided in Section 6 below.

Section 3.        Services.  The Administrator agrees, during the term of this Subcontract, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties), the following services to the Fund to the extent that any such services are not otherwise provided by the Investment Manager (including any subadviser) or any other service provider to the Fund:

(a)        providing office space, telephone, office equipment and supplies for the Fund necessary or appropriate for the effective administration of the Fund as contemplated in this Subcontract;

(b)        providing trading desk facilities for the Fund, unless these facilities are provided by the Investment Manager or any subadviser to the Fund;

(c)        authorizing expenditures and approving bills for payment on behalf of the Fund;

(d)       supervising preparation of periodic reports to Fund shareholders, notices of dividends, capital gains distributions and tax credits; and attending to routine correspondence and other communications with individual Fund shareholders when asked to do so by the Fund’s shareholder servicing agent or other agents of the Fund;

(e)        coordinating and supervising the daily pricing and valuation of the Fund’s investment portfolio, including collecting quotations from pricing services engaged by the Fund, in accordance with the policies and procedures adopted from time to time by the Fund;

(f)        providing fund accounting services, including preparing and supervising publication of daily net asset value quotations and other financial data;

(g)        monitoring and coordinating, where appropriate, relationships with organizations serving the Fund, including custodians, public accounting firms, law firms, printers, pricing services and other unaffiliated service providers;

(h)        supervising the Fund’s compliance with recordkeeping requirements under the federal securities laws, including the Investment Company Act of 1940, as amended (“1940 Act”), and the rules and regulations thereunder, supervising compliance with recordkeeping requirements imposed by state or foreign laws or regulations, and maintaining books and records for the Fund;

(i)         preparing and filing of domestic and foreign tax reports, including the Fund’s income tax returns, and monitoring the Fund’s compliance with subchapter M of the Internal Revenue Code, and all other applicable tax laws and regulations;

(j)         establishing, maintaining and monitoring the Fund’s compliance program with respect to: the 1940 Act and other federal securities laws, and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies; the Fund’s investment goals, policies and restrictions; and the Code of Ethics and other policies adopted by the Trust’s Board of Trustees (“Board”) or by the Investment Manager or any subadviser to the Fund and applicable to the Fund;

(k)        preparing regulatory reports, including without limitation, N-SARs, N-CSRs, N-PXs, N-Qs, proxy statements, information statements, and U.S. and foreign ownership reports;

(l)         preparing and arranging for the filing of such registration statements and other documents with the U.S. Securities and Exchange Commission and other federal, state and foreign or other regulatory authorities as may be required to (i) register or otherwise qualify the shares of the Fund for sale and maintain any such registration or qualification; (ii) amend or otherwise update the Fund’s disclosures as required by applicable Federal securities laws and the rules and regulations of any applicable regulatory agency or stock exchange; (iii) qualify the Fund to do business; and (iv) maintain the Fund’s corporate existence, and as otherwise required by applicable law;

(m)       maintaining a review and certification program and internal controls and procedures in accordance with the relevant provisions of the Sarbanes Oxley Act of 2002 as applicable to registered investment companies; and

(n)        providing executive, clerical, secretarial and other personnel needed to carry out the above responsibilities.

Nothing in this Subcontract shall obligate the Administrator to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Fund to perform services on behalf of the Fund.

            Section 4.        Delegation of Services.  The Administrator may, at its expense, delegate to one or more entities some or all of the services for the Fund for which the Administrator is responsible under this Subcontract.  The Administrator will be responsible for the compensation, if any, of any such entities for such services to the Fund, unless otherwise agreed to by the parties or with the Fund. Notwithstanding any delegation pursuant to this paragraph, the Administrator will continue to have responsibility and liability for all such services provided to the Fund under this Subcontract.

            Section 5.        Performance of Services in Accordance with Regulatory Requirements; Furnishing of Books and Records.  In performing the services set forth in Section 3 of this Subcontract, the Administrator:

                        (a)        shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Fund’s Board, and with the provisions of the Fund’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

                        (b)        will make available to the Fund, promptly upon request, any of the Fund’s books and records as are maintained under this Subcontract, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Subcontract that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

            Section 6.        Fees. The Investment Manager agrees to pay to the Administrator as compensation for such services a monthly fee equal to 105% of the internal costs incurred by the Administrator in providing such services to the Funds.  The Investment Manager also agrees to reimburse the Administrator for all fees paid by the Administrator to any third-party service provider for sub-administration and other services contemplated by this Subcontract.

From time to time, the Administrator may waive all or a portion of its fees provided for hereunder.  The Administrator shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund’s expenses, as if such waiver or limitation were fully set forth herein.

            Section 7.        Term.   Unless otherwise terminated, this Subcontract shall remain in full force and effect for a Fund so long as the IM Agreement for such Fund remains in effect.

            Section 8.        Termination.    This Subcontract will terminate as to any Fund immediately upon the termination of the IM Agreement applicable to that Fund and, in addition, may be terminated by either party at any time on sixty (60) days’ written notice without payment of penalty.

            Section 9.        Standard of Care.  In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or of reckless disregard of its duties and obligations hereunder, the Administrator shall not be subject to any liability for any act or omission in the course of, or connected with, rendering services hereunder.

            Section 10.      Severability.  If any provision of this Subcontract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Subcontract shall not be affected thereby.

            Section 11.      Governing Law.  This Subcontract shall be governed by and construed in accordance with the laws of the State of California.

            IN WITNESS WHEREOF, the parties hereto have caused this Subcontract to be duly executed by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By:  ___________________________

            Patrick O’Connor

Title:    Senior Vice President

FRANKLIN TEMPLETON SERVICES, LLC

By:  ___________________________

            Laura F. Fergerson

Title:    President